UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 22, 2025

Bath & Body Works, Inc.

(Exact name of registrant as specified in charter)

Delaware	1-8344	31-1029810
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Limited Parkway

Columbus, OH 43230

(Address of principal executive offices)

(614) 415-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.50 Par Value	BBWI	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On May 22, 2025, Bath & Body Works entered into an amendment and restatement of its senior secured asset-based revolving credit facility (the “ABL Facility”). Borrowings under the ABL Facility will mature, and lending commitments thereunder will terminate, five years after the closing of the ABL Facility; provided that in the event that (i) specified excess availability under the ABL Facility for each of the 60 days immediately preceding and each of the 60 days succeeding the maturity date for a series of Bath & Body Works senior notes with an outstanding principal amount at such time exceeding $50 million (the “Subject Notes”) is less than $200 million (calculated on a pro forma basis for the repayment of the Subject Notes) and (ii) the ratio of Consolidated EBITDAR to Consolidated Fixed Charges (as defined in the ABL Facility) for the most recent period of four consecutive fiscal quarters is less than 1.10:1.00 (calculated on a pro forma basis for the repayment of the Subject Notes), then the maturity date shall be the date that is 91 days prior to the scheduled maturity date of such series of Senior Notes. The ABL Facility allows Bath & Body Works to borrow and obtain letters of credit in U.S. dollars or Canadian dollars in amounts available to be drawn from time to time equal to the lesser of (i) the borrowing base, which equals the sum of 95.0% of eligible credit card receivables, 85.0% of eligible accounts receivable, 90.0% of the net orderly liquidation value of eligible inventory (which increases to 92.5% of the net orderly liquidation value of eligible inventory for one period of 90 days during Bath & Body Works’ high-season period), 50.0% of the net orderly liquidation value of eligible component inventory and 50% of eligible real property (up to the lesser of (x) $150 million and (y) 25.0% of the borrowing base), subject, in each case, to customary eligibility criteria and reserves established by the collateral agent under the ABL Facility from time to time, and (ii) the aggregate revolving credit commitments. Interest on the loans under the ABL Facility will be calculated by reference to (x) SOFR or an alternative base rate and (y) in the case of loans denominated in Canadian dollars, Canadian Overnight Repo Rate Average (“CORRA”) or a Canadian prime rate, plus an interest rate margin based on average daily excess availability ranging from (i) in the case of SOFR and CORRA loans, 1.25% to 1.75% and (ii) in the case of alternate base rate loans and Canadian base rate loans, 0.25% to 0.75%. Unused commitments under the ABL Facility will accrue an unused commitment fee ranging from 0.25% to 0.30%.

Bath & Body Works’ obligations under the ABL Facility (as well as any obligation of Bath & Body Works or any ABL Guarantor (as defined below) in respect of hedging arrangements, cash management arrangements, open account agreements (subject to a cap) and certain separate letters of credit (subject to a cap), in each case, with any of the lenders thereunder or their respective affiliates) (collectively, the “ABL Obligations”) are guaranteed (the “ABL Guarantees”) by Bath & Body Works’ existing and future domestic and Canadian wholly-owned material consolidated subsidiaries, subject to customary exceptions (the “ABL Guarantors”). The ABL Obligations are secured by first priority liens on, among other things, credit card receivables, accounts receivable, deposit accounts, inventory and, at Bath & Body Works’ election, real property (collectively, the “ABL Priority Collateral”), and second-priority liens on substantially all other assets of Bath & Body Works and the ABL Guarantors, including intellectual property, but subject to customary exceptions (collectively, the “Non-ABL Priority Collateral”). The ABL Guarantees and security interests in the assets of an ABL Guarantor may be released where such ABL Guarantor ceases to be a consolidated subsidiary of Bath & Body Works pursuant to a transaction permitted under the ABL Facility.

The ABL Facility contains various covenants, including those that restrict Bath & Body Works’ ability and the ability of its consolidated subsidiaries to incur certain indebtedness or to grant certain liens on their respective property or assets. The ABL Facility includes a financial maintenance covenant that requires Bath & Body Works to maintain a 1.00:1.00 consolidated EBITDAR to consolidated fixed charges ratio that is tested during the continuation of any specified event of default or any period (i) commencing on any day when specified excess availability is less than the greater of (x) $70 million and (y) 10.0% of the maximum borrowing amount and (ii) ending after specified excess availability has been greater than the amount set forth in clause (i) above for 3 consecutive calendar days.

The foregoing descriptions are summaries of the material terms of these agreements and are not complete and are subject to, and qualified in their entirety by, the complete text of these agreements which are filed with this Current Report on Form 8-K as Exhibits 10.1, each of which is incorporated by reference in this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained within Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Exhibit No.	Description
10.1	Second Amended and Restated Revolving Credit Agreement by and among Bath & Body Works, Inc. and JPMorgan Chase Bank, N.A., dated May 22, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BATH & BODY WORKS, INC.
Date: May 22, 2025	By:	/s/ Eva Boratto
		Name:	Eva Boratto
		Title:	Chief Financial Officer